Shareholder meeting results (Unaudited)

December 18, 2009 meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:

			        Votes for 		Votes withheld
Ravi Akhoury 			144,159,880 		5,756,273
Jameson A. Baxter 		144,089,420 		5,826,733
Charles B. Curtis 		144,163,004 		5,753,149
Robert J. Darretta 		144,131,113 		5,785,040
Myra R. Drucker 		144,185,199 		5,730,954
John A. Hill 			144,123,942 		5,792,211
Paul L. Joskow 			144,226,682 		5,689,471
Elizabeth T. Kennan 		143,986,867 		5,929,286
Kenneth R. Leibler 		144,161,108 		5,755,045
Robert E. Patterson 		144,163,376 		5,752,777
George Putnam, III 		144,132,418 		5,783,735
Robert L. Reynolds 		144,288,500 		5,627,653
W. Thomas Stephens 		144,223,484 		5,692,669
Richard B. Worley 		144,224,274 		5,691,879

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes	        Votes				      Broker
For 	        against          Abstentions	      non-votes

9,979,027       287,996          1,080,842 	      3,916,044

All tabulations are rounded to the nearest whole number.